UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC, 20549
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FORM 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported:  November 10, 2015)

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INNOPHOS HOLDINGS, INC.
(exact  names of registrants as specified on their charters)

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Delaware (states or other jurisdictions of incorporation)	001-33124 (Commission File numbers)	20-1380758 (IRS Employer Identification Nos.)
259 Prospect Plains Road
Cranbury, New Jersey 08512
(Address of Principal Executive Officer, including Zip Code)

(609) 495-2495
(Registrants' Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Innophos Holdings, Inc. (“Innophos”) announced today that its Board of Directors has appointed Dr. Kim Ann Mink, Ph.D., to succeed Randolph Gress as Chief Executive Officer of Innophos, effective on December 14, 2015. Mr. Gress is retiring after eleven years of service. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Dr. Mink, 55, has been Business President of Elastomers, Electrical and Telecommunications at The Dow Chemical Company since September 2012. Dr. Mink joined Dow in April 2009 as Global General Manager, Performance Materials and President/CEO ANGUS Chemical Co. (then a fully owned subsidiary of Dow Chemical). Prior to joining Dow, Dr. Mink was Corporate VP and Global General Manager, Ion Exchange Resins at the Rohm and Haas Company (now a fully owned subsidiary of Dow), where she spent more than 20 years serving in numerous senior roles with increasing responsibilities. She has represented Dow Chemical as a member of the Board of Advisors of Catalyst Inc. since September 2012 and has been a member of the National Board of Trustees of the ALS Association since November 2012. In addition, in 2014, Dr. Mink was named to STEMconnector's 100 Diverse Corporate Leaders in STEM. Dr. Mink received her B.A. in Chemistry from Hamilton College and a Ph.D. in Analytical Chemistry from Duke University. She is a graduate of the Wharton School of Business Management Program.

Mr. Gress will continue as Chairman of the Board of Directors and as an employee of Innophos for a transition period which is expected to last for approximately three months after which Mr. Gress will step down as Chairman and director. Following this transition period, Innophos expects Dr. Mink will be appointed to the Board of Directors.

Employment Agreement with Dr. Mink

In connection with her appointment as CEO, on November 10, 2015, Innophos and Dr. Mink entered into a written employment agreement, effective as of December 14, 2015 (the “Employment Agreement”) for an initial term until December 31, 2018. Pursuant to the Employment Agreement, Dr. Mink will receive a base salary of $750,000 per year, subject to increase, but not decrease, at the discretion of the Board of Directors. Dr. Mink is eligible to participate in Innophos’ short term performance based cash incentive bonus program (“STIP”), with a target annual bonus equal to not less than 90% of her base salary, provided that she will only receive her 2016 STIP bonus amount which is in excess of $675,000 due to the transition cash payment described below. Dr. Mink will also be entitled to participate in Innophos’ long term performance based equity incentive bonus program (“LTIP”), with a target annual bonus not less than 170% of her base salary, provided that her award for the 2016 year shall be issued on December 14, 2015.

Dr. Mink is entitled to receive a transition cash payment of $675,000 on December 14, 2015, which is subject to repayment in the event Dr. Mink’s employment is terminated with Cause or without Good Reason (as such terms are defined in the Employment Agreement) before January 1, 2017. On December 14, 2015, Dr. Mink shall also receive a grant of restricted stock units, representing the right to receive shares of common stock of Innophos, equal to $1,600,000 (the “RSU Award”). This RSU Award will vest in four equal annual installments at the end of each calendar year, provided that all remaining unvested amounts of the RSU Award will immediately vest in the event Dr. Mink’s employment is terminated without Cause or with Good Reason (as such terms are defined in the Employment Agreement) or in the event that the Employment Agreement is not renewed by the Company and expires before the final vesting date. The Employment Agreement also provides for an additional payment to Dr. Mink in an amount up to $387,000 under certain circumstances.

In addition, the Employment Agreement also provides for certain payments and benefits in the event of a termination of Dr. Mink’s employment under specific circumstances. If, during the term of the Employment Agreement, her employment is terminated by Innophos other than for Cause, death or disability or by Dr. Mink for Good Reason, or Innophos fails to renew the Employment Agreement (each as described in the Employment Agreement), she would be entitled to (1) continuation of her base salary and payment of short-term performance bonus at the rate in effect immediately prior to the termination date for 24 months following the termination date (or if the termination occurs during the initial term, for the greater of 24 months or the balance of the initial term), (2) continuation of coverage under Innophos welfare benefits that she would otherwise be eligible to receive as an active employee of Innophos for 24 months following the termination date, (3) vesting of LTIP awards, and receipt of LTIP awards, in each case as if she had remained an active employee of Innophos for 24 months following the termination date; (4) the vesting of the unvested balance of the RSU Award as noted above. In the event of a termination in connection with a change of control (as defined in the Employment Agreement), the 24 month periods specified above would be extended to 36 months; and (5) a bonus for the portion of the year prior to the termination date.

Dr. Mink’s receipt of the termination payments and benefits is contingent upon execution of a general release of any and all claims arising out of or related to her employment with Innophos and the termination of her employment, and compliance with the restrictive covenants described in the following paragraph.

Innophos has agreed to indemnify Dr. Mink against certain liabilities or claims that may arise by reason of her employment by or service to Innophos, including indemnity and expense advancement for expenses or liabilities incurred as a result of any proceeding against her in her capacity as a director or officer. Pursuant to her employment agreement, Dr. Mink has also agreed to customary restrictions with respect to the disclosure and use of Innophos’ confidential information and in addition, during the term of her employment and generally for the 24 month period following her termination of employment for any reason, Dr. Mink has agreed to customary non-compete and non-solicitation restrictions.

Transition Agreement for Mr. Gress

In connection with his retirement, Mr. Gress and Innophos entered into a transition agreement, effective as of November 10, 2015, which provides the following benefits. Mr. Gress will receive his annual base salary until April 1, 2016 and he will also be eligible to receive his annual short term bonus for 2015 according to normal procedures under the Innophos’ short term performance based cash incentive bonus program (“STIP”), provided that Mr. Gress’ personal performance factor (“P” factor) shall be at target level. After April 1, 2016, Mr. Gress will receive cash payments based on his annual base salary for 24 months. He will also receive an amount equal to his annual short term incentive bonus, paid at the existing target levels during this 24 month period, provided that such amount shall be prorated for the partial year from January 1, 2018 until April 1, 2018. Mr. Gress will receive continued benefits under Innophos’ welfare benefits plans at the active employee cost for such benefits until March 31, 2018.

All unvested restricted share and option awards previously issued to Mr. Gress pursuant to the Innophos Long Term Incentive Plan (“LTIP”) will vest as of April 1, 2016, and on or before April 30, 2016, Innophos will issue to Mr. Gress 28,042 shares of Innophos common stock in lieu of all eligible performance share target awards previously issued. Mr. Gress will also receive at the usual time (approximately in March 2016) an equity based award which is equal to two-thirds (2/3) of his target award amount.

The foregoing is a summary of the material terms of the Employment Agreement with Dr. Mink and the Transition Agreement with Mr. Gress. Both summaries are qualified in their entirety by the definitive terms of both agreements attached as exhibits to this Form 8-K filing.

Item 9.01 Financial Statements and Exhibits.
The following exhibit is filed with this report:

Exhibit No.	Description

10.1	Transition Agreement by and between Innophos, Inc. and Randolph Gress effective as of November 10, 2015
10.2	Employment Agreement by and between Innophos, Inc. and Dr. Kim Ann Mink executed on November 10, 2015
99.1	Press Release dated November 16, 2015, announcing retirement of CEO and appointment of new CEO

SIGNATURES
According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

Dated:	November 16, 2015	By:	/s/ William Farran
		Name:	William Farran
		Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary